SUBSIDIARIES OF THE COMPANY


(1) Harcourt Investment (USA), Inc. a Nevada Corporation. including the accounts of Hartcourt Pen Factory, Inc., a Nevada Corporation.

(2)   Pego Systems, Inc., a California Corporation.

(3)   Electronic Components and Systems, Inc., a Nevada Corporation.

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